Exhibit (a)(5)(i)

SUMM

DISTRICT COURT

CLARK COUNTY, NEVADA

ASHER JUNGREIS and CONSTANTINE GIVISKES,	Case No.:	605118
	Dept. No.:
Plaintiffs,
v.
YURI ITKIS, THE YURI ITKIS GAMING TRUST OF 1993,	SUMMONS
and FORTUNET, INC.,
Defendants.

NOTICE! YOU HAVE BEEN SUED. THE COURT MAY DECIDE AGAINST YOU WITHOUT YOUR BEING HEARD UNLESS YOU RESPOND WITHIN 20 DAYS. READ THE INFORMATION BELOW.

TO THE DEFENDANT:  A civil Complaint has been filed by the plaintiff against you for the relief set forth in the Complaint.

FORTUNET, INC.

1.             If you intend to defend this lawsuit, within 20 days after this Summons is served on you exclusive of the day of service, you must do the following:

a.             File with the Clerk of this Court, whose address is shown below, a formal written response to the Complaint in accordance with the rules of the Court.

b.             Serve a copy of your response upon the attorney whose name and address is shown below.

2.             Unless you respond, your default will be entered upon application of the plaintiff and this Court may enter a judgment against you for the relief demanded in the Complaint, which could result in the taking of money or property or other relief requested in the Complaint.

3.             If you intend to seek the advice of an attorney in this matter, you should do so promptly so that your response may be filed on time.

Issued at direction of:	CLERK OF COURT
McDONALD CARANO WILSON LLP
/s/ Andrew P. Gordon, Esq.	By:	ALYSE HAMILTON	DEC-7 2009
Andrew P. Gordon, Esq. (#3421)		DEPUTY CLERK	Date
2300 W. Sahara Avenue, Suite 1000		Regional Justice Center
Las Vegas, NY 89102		200 Lewis Avenue
Attorneys for Plaintiffs		Las Vegas, Nevada 89155
[SEAL]

NOTE: When service is by publication, add a brief statement of the object of the action.

See Rules of Civil Procedure, Rule 4(b).

McDONALD • CARANO • WILSON LLP

2300 WEST SAHARA AVENUE • SUITE 1000 • LAS VEGAS, NEVADA 89102-4354

PHONE: (702) 873-4100 • (702) 873-9966

COMP
ANDREW P. GORDON, ESQ.
Nevada Bar No. 3421
McDONALD CARANO WILSON LLP
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Phone: (702) 873-4100
Facsimile: (702) 873-9966
agordon@mcdonaldcarano.com

LEVI & KORSINSKY, LLP

Eduard Korsinsky, Esq.

Juan E. Monteverde Esq.

30 Board Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500

Fax: (212-363-7171

ek@zlk.com

ian@zlk.com

Attorneys for Plaintiffs Asher Jungreis and

Constantine Givkes

DISTRICT COURT

CLARK COUNTY, NEVADA

ASHER JUNGREIS and CONSTANTINE	Case No.: A-09-605118B
GIVISKES, individually and on behalf of all others	Dept. No.: xxv
similarly situated,
CLASS ACTION COMPLAINT
Plaintiffs,
vs.	(BUSINESS COURT REQUESTED)

YURI ITKIS, THE YURI ITKIS GAMING
TRUST OF 1993, and FORTUNET, INC.,

Defendants.

Plaintiffs ASHER JUNGREIS and CONSTANTINE GIVISKES, for their Complaint, allege upon information and belief (except for their own acts, which are alleged on knowledge) as follows:

1.             Plaintiffs bring this action on behalf of the public minority shareholders of FortuNet, Inc. (“FortuNet” or the “Company”) against its controlling shareholder, The Yuri Itkis

Gaming Trust of 1993 (the “Trust”) and Yuri Itkis (collectively “Itkis”). This lawsuit seeks equitable relief for Itkis’ breaches of fiduciary duty and other violations of state law, arising out of its attempt to acquire the Company through a cash tender offer by means of an unfair process and for an unfair price of $1.70 cash for each share of FortuNet stock not currently owned by Itkis (the “Proposed Transaction”).

2.             The Trust owns approximately 75% of the outstanding shares of the Company. Yuri Itkis, the Chief Executive Officer and Chairman of the Board of the Company, is the sole trustee and beneficiary of the Trust. On November 23, 2009, the Trust announced that it intends to commence a tender offer (the “Tender Offer”) in mid-December 2009 for all of the outstanding shares of the common stock of FortuNet not already owned by the Trust for $1.70 per share in cash. If 90% of the outstanding shares of the Company are tendered in the Tender Offer, the Trust will be entitled to use the “short form” merger procedure to acquire the remaining shares of FortuNet not owned by the Trust.

PARTIES

3.             Plaintiffs are, and have been at all relevant times, the owners of shares of common stock of FortuNet.

4.             FortuNet is a corporation organized and existing under the laws of the State of Nevada. It maintains its principal corporate offices at 2950 South Highland Drive, Suite C, Las Vegas, Nevada, 89109, and engages in the design, manufacture, field maintenance, and leasing of electronic gaming and entertainment systems in North America. The Company offers wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks, and game file servers that conduct and control bingo games. The Company also provides player tracking, accounting, and inventory management, as well as a reporting software package that analyzes and reports players’ spending and automatically issues electronic coupons that provide players with incentives to play multiple bingo sessions; a gaming software package that executes on multi-game and multi-player gaming platforms, as well as provides various downloadable traditional casino games; and radio frequency communication hardware and software for wireless communications. Its platforms are also adapted to conduct traditional casino games, such as keno, poker, and slots. The Company owns and leases an inventory of third- and fourth-generation wireless and stationary player terminals marketed under the BingoStar brand name. In addition, FortuNet, Inc. offers consumable bingo products, smart bingo flashboards, and ball blowers.

5.             Defendant Yuri Itkis is a co-founder of the Company and has been the Chief Executive Officer and Chairman of the Board of the Company since 1989. Mr. Itkis has also previously served as the Treasurer and Secretary of the Company. Yuri Itkis is the father of Boris Itkis, a director and other co-founder of the Company.

6.             Defendant The Yuri Itkis Gaming Trust of 1993 is a trust that owns approximately 75% of the Company’s common stock. Yuri Itkis is the sole trustee and beneficiary of the Trust.

ENTIRE FAIRNESS STANDARD

7.             In any situation where company insiders stand on both sides of a challenged transaction, the entire fairness standard is implicated, and the defendants bear the burden of demonstrating the two basic aspects of fair dealing and fair price.

8.             The concept of fair dealing embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained. The concept of fair price relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects and any other elements that affect the intrinsic or inherent value of a company’s stock.

9.             The test for fairness is not a bifurcated one as between fair dealing and price. All aspects of fairness must be examined as a whole since the question is one of entire fairness.

10.           To demonstrate entire fairness, defendants must present evidence of the cumulative manner by which they discharged all of their fiduciary duties. An entire fairness analysis then requires the Court to consider carefully how the defendants discharged their fiduciary duties with regard to each aspect of the non-bifurcated components of entire fairness: fair dealing and fair price.

11.           The burden of proof may shift to plaintiff, however, only if defendants can demonstrate an approval of the transaction by a truly independent committee of directors who have real bargaining power that can be exerted in dealings with a majority or controlling shareholder who does not dictate the terms of the merger, or the inclusion of a majority of the minority provision in the merger agreement.

12.           Itkis is the controlling shareholder of FortuNet, owning approximately 75% of FortuNet’s outstanding common stock.

13.           Yuri Itkis is a co-founder of the Company and has been the Chairman of the Board and Chief Executive Officer of the Company since its founding in 1989.

14.           Yurki Itkis’s son, Boris Itkis, is a co-founder of the Company and has served as its Director of Engineering since 1989 and as Chief Technical Officer since 2004. He was appointed to the Company’s Board of Directors in January 2006 and as Vice President of Engineering, Secretary and Treasurer in February 2006. He is also the inventor or co-inventor of several issued and pending patents in the Company’s portfolio.

15.           Thus, Itkis exercises actual control over FortuNet, and the Proposed Transaction is therefore subject to an entire fairness review.

16.           Itkis has the power and is exercising such power to enable it to acquire the Company’s common stock and to dictate terms that are contrary to the Company’s minority shareholders’ best interests and do not reflect the fair value of FortuNet’s common stock.

17.           The Proposed Transaction is unfair to the Class, and such unfairness is exacerbated by the gross disparity between the knowledge and information possessed by Itkis because of its positions of control of FortuNet and the knowledge possessed by FortuNet’s minority shareholders.

18.           The Proposed Transaction is subject to the exacting entire fairness standard under which Itkis must establish both fair price and fair dealing.

CLASS ACTION ALLEGATIONS

19.           Plaintiffs bring this action on their own behalf and as a class action on behalf of all owners of FortuNet common stock and their successors in interest, except defendants and their affiliates (the “Class”).

20.           This action is properly maintainable as a class action for the following reasons:

(a)           the Class is so numerous that joinder of all members is impracticable. As of December 2, 2009, FortuNet has approximately 11.05 million shares outstanding.

(b)           questions of law and fact are common to the Class, including, inter alia, the following:

(i)            Has Itkis breached its fiduciary duties owed by them to Plaintiffs and the others members of the Class;

(ii)           Is Itkis, in connection with the Proposed Transaction of FortuNet by Itkis, pursuing a course of conduct that is not the product of entire fairness;

(iii)                               Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c)                                  Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d)                                 Plaintiffs’ claims are typical of those of the other members of the Class.

(e)                                  Plaintiffs have no interests that are adverse to the Class.

(f)                                    The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for defendants.

(g)                                 Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not party to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

21.                                 In a press release dated November 23, 2009, Itkis announced its intention to commence a tender offer, stating:

LAS VEGAS, November 23, 2009—The Yuri Itkis Gaming Trust of 1993 (the “Trust”) announced today that it intends to make a tender offer for all of the outstanding shares of Common Stock of FortuNet, Inc. (Nasdaq: FNET) not already owned by the Trust for $1.70 per share in cash. The offer price represents a premium of approximately 34% over the closing price of the shares on November 20, 2009, and a premium of approximately 28% above the average closing price of the shares for the 20 trading days immediately preceding November 20, 2009. Assuming the successful completion of the tender offer, the Trust intends to acquire the remaining shares not already owned by it through a “short form” cash merger at the same per share cash price paid in the tender offer.

The Trust currently owns approximately 75% of the outstanding shares of Common Stock of FortuNet.

ABOUT THE PROPOSED SHARE ACQUISITION

The offer will be irrevocably conditioned upon the tender of a sufficient number of shares of Common Stock to cause the Trust to own 90% of the outstanding shares. If that condition is satisfied, the Trust will be entitled to use the “short form” merger procedure to acquire the remaining shares of FortuNet not owned by the Trust. The Trust intends to use that procedure promptly after the completion of the tender offer to acquire the remaining shares at the same per share cash price paid in the tender offer. Neither the tender offer nor the subsequent merger will be conditioned on the Trust obtaining any financing.

The Trust expects to commence the tender offer in mid December 2009. Offering materials will be mailed to FortuNet stockholders and the Trust will file all necessary information with the United States Securities and Exchange Commission (“SEC”). The commencement and completion of the tender offer and, if the tender offer is completed, the consummation of the merger, do not require any approval by FortuNet’s board of directors, and the Trust has not asked FortuNet’s board of directors to approve the tender offer or the merger.

22.                                 In the few months prior to the Proposed Transaction, FortuNet stock had been trading well in excess of the Proposed Transaction offer price of $1.70. In fact, as recently as September 15, 2009, FortuNet’s stock traded at $3.90 per share. Further, at least one Wall Street analyst had a price target of $6.00 per share before the Proposed Transaction was announced.

23.                                 Thus, the consideration FortuNet shareholders are to receive is inadequate. Itkis is using its control of the Company to pick up FortuNet at the most opportune time, at a time when FortuNet is trading at a huge discount to its intrinsic value.

24.                                 Accordingly, Plaintiffs seek injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

FIRST CLAIM FOR RELIEF

(Breach of Fiduciary Duty)

25.                                 Plaintiffs repeat all previous allegations as if set forth in full herein.

26.                                 Itkis violated its duty of entire fairness in seeking to acquire the minority shareholders’ stake in the Company for wholly inadequate and unfair consideration.

27.                                 Itkis has the power and is exercising its power to acquire FortuNet’s public shares and dictate terms which are in its interest regardless of the wishes or best interests of Class members and without establishing the fair or intrinsic value of FortuNet’s shares.

28.                                 Itkis has breached and will continue to breach its fiduciary duties owed to the public shareholders of FortuNet, and is engaging in, or facilitating the accomplishment of, an unfair and self-interest transaction that is not entirely fair to the public shareholders of FortuNet.

29.                                 As a result of Itkis’s breaches of its fiduciary duties, Plaintiffs and the Class will suffer irreparable injury.

30.                                 Unless enjoined by this Court, Itkis will continue to breach its fiduciary duties owed to Plaintiffs and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

31.                                 Plaintiffs and the Class have no adequate remedy at law.

32.                                 Plaintiffs are entitled to recover their costs and attorneys fees in connection with this matter.

WHEREFORE, Plaintiffs demand judgment against Defendants, jointly and severally, as follows:

(A)                              declaring this action to be a class action and certifying Plaintiffs as the Class representatives and their counsel as Class counsel;

(B)                                enjoining, preliminarily and permanently, the Proposed Transaction;

(C)                                in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiffs and the Class rescissory damages;

(D)                               directing that Defendants account to Plaintiffs and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E)                                 awarding Plaintiffs the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiffs’ attorneys and experts; and

(F)                                 granting Plaintiffs and the other members of the Class such further relief as the Court deems just and proper.

DATED this 7th day of December, 2009.

McDONALD CARANO WILSON LLP

/s/ Andrew P. Gordon, Esq.
Andrew P. Gordon, Esq. (#3421)
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Attorneys for Plaintiffs

and

LEVI & KORSINSKY, LLP
Eduard Korsinsky, Esq.
Juan E. Monteverde, Esq.
30 Board Street, 15th Floor
New York, New York 10004
Tel: (212) 363-7500
Fax: (212-363-7171
Of Counsel

COMP
ANDREW P. GORDON, ESQ.
Nevada Bar No. 3421
McDONALD CARANO WILSON LLP
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Phone: (702) 873-4100
Facsimile: (702) 873-9966
agordon@mcdonaldcarano.com

LEVI & KORSINSKY, LLP

Eduard Korsinsky, Esq.

Juan E. Monteverde, Esq.

30 Board Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500

Fax: (212-363-7171

ek@zlk.com

ian@zlk.com

Attorneys for Plaintiffs Asher Jungreis and

Constantine Givkes

DISTRICT COURT

CLARK COUNTY, NEVADA

ASHER JUNGREIS and CONSTANTINE	Case No.: A-09-605118-C
GIVISKES, individually and on behalf of all others	Dept. No.: xxv
similarly situated,
STIPULATION TO DISMISS
Plaintiffs,	DEFENDANT FORTUNET, INC.
vs.

YURI ITKIS, THE YURI ITKIS GAMING
TRUST OF 1993, and FORTUNET, INC.,

Defendants.

Plaintiffs ASHER JUNGREIS and CONSTANTINE GIVISKES and defendant FORTUNET, INC. stipulate and agree that Fortunet, Inc. is hereby dismissed from this litigation, without prejudice against refilling. Each party shall bear its own fees and costs incurred to date in connection with this litigation. Plaintiffs’ Complaint against the other defendants will proceed, and this case will remain open. Pursuant to Nev.R.Civ.P. 41(a)(1), no Order of the Court is needed to effectuate this dismissal.

DATED this 29th day of December, 2009.

McDONALD CARANO WILSON LLP	CANE CLARK LLP

/s/ Andrew P. Gordon, Esq.	/s/ Bryan R. Clark, Esq.
Andrew P. Gordon, Esq. (#3421)	Bryan R. Clark, Esq. (#4442)
2300 West Sahara Avenue, Suite 1000	3273 E. Warm Springs Road
Las Vegas, Nevada 89102	Las Vegas, NV 89120
Attorneys for Plaintiffs	Attorneys for Fortunet, Inc.

183807

2